SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File
              Reports Under Section 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                                             Commission File Number:  000-19619
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                                Hoenig Group Inc.
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             (Exact name of registrant as specified in its charter)

    Reckson Executive Park, 4 International Drive, Rye Brook, New York, 10573
                                 (914) 935-9000
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $.01 par value per share
                         Preferred Stock Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    /X/           Rule 12h-3(b)(1)(ii)   / /
      Rule 12g-4(a)(1)(ii)   / /           Rule 12h-3(b)(2)(i)    / /
      Rule 12g-4(a)(2)(i)    / /           Rule 12h-3(b)(2)(ii)   / /
      Rule 12g-4(a)(2)(ii)   / /
      Rule 12h-3(b)(1)(i)    /X/           Rule 15d-6             / /

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934 Hoenig Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  September 3, 2002             By: /s/ Alan B. Herzog
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                                         Name:   Alan B. Herzog
                                         Title:  Chief Operating Officer